Exhibit 10.1

May 27, 2018

Elias N Nader

2295 Leigh Avenue

San Jose, CA 95124

Terms of Continued Employment

Dear Elias:

This letter agreement will confirm certain terms and conditions of your continued at-will employment with Sigma Designs, Inc. (the “Company”) in connection with the voluntary dissolution and liquidation of the Company pursuant to a Plan of Liquidation (the “Plan of Liquidation”).

1.

Positions. Effective January 26, 2018, you were appointed Interim President and Chief Executive Officer (“CEO”), in addition to your current role as Senior Vice President and Chief Financial Officer of the Company. On February 25, 2018, you were also elected as a member of the Company’s Board of Directors (the “Board”).

2.

Base Compensation. Effective January 26, 2018, your annual base salary will be increased to $394,200, paid in accordance with the Company’s standard payroll process, but with a catch-up payment promptly following approval and execution of this letter (“Effective Date”) for the amount of the increase allocable to the period from January 26, 2018 through the Effective Date.

3.

Performance Retention Incentives. To encourage your continued employment and achievement of strategic goals related to the Asset Sale (as defined below) and thereafter through the implementation of the Plan of Liquidation, you will be eligible to earn the following bonus amounts upon achievement of the specified transaction milestones, subject to your continued employment through the date that the Board certifies such achievement:

Bonus	Strategic Transaction Milestone
$100,000

Closing of the sale to Silicon Laboratories Inc. of all of the assets which relate to our Z-Wave business (the “Asset Sale”) pursuant to the agreement with Silicon Laboratories dated December 7, 2017 (the “Sale Agreement”) [Payment will be made promptly following the Effective Date in light of the prior completion of the transaction].

$75,000	Closing of sale of G.hn Business [Payment will be made promptly following the Effective Date in light of the prior completion of the transaction.]
$75,000	Complete wind down or closing of sale of the TV/STB Business [Payment will be made promptly following the Effective Date in light of the prior completion of the transaction].
$50,000	Complete wind down or closing of sale of the Mobile IOT Business.
$250,000	Complete wind down/liquidation of the Company known as “Sigma Designs, Inc.” (“Wind Down Bonus”).

For purposes hereof, the determination of the completion of the wind down and/or liquidation of the Company’s businesses will be made at the reasonable discretion of the Board. Payment of earned bonuses will be subject to applicable withholding taxes and will be made as soon as administratively practicable following the Board’s determination but in no event later than 30 days following the end of the calendar year in which earned.

4.

Termination of Employment. The Company acknowledges that your voluntary resignation of employment on or within 18 months following the Asset Sale pursuant to the Sale Agreement could constitute an Involuntary Termination in connection with a Change in Control as such terms are defined in the Executive Severance Agreement between you and the Company dated September 30, 2017 (the “Severance Agreement”), subject to your compliance with the terms and conditions thereof. To encourage your continued employment following the Asset Sale and through the implementation of the Plan of Liquidation, the Company will provide you with the severance benefits to which you would have been entitled had you terminated your employment on the closing of the Asset Sale pursuant to the Sale Agreement, provided that:

(a)	You must continue in employment with the Company through (and separate from service upon) the earliest of:

-	completion of the dissolution and liquidation of the Company pursuant to the Plan of Liquidation as determined by the Board;

-

such date that the Board releases you (other than for Cause, as defined in the Severance Agreement) or you are otherwise subject to an Involuntary Termination as defined in Section 1(c) of the Severance Agreement; provided, however, that (1) for purposes of subsection (i) thereof, your authority, duties or responsibilities will not be deemed to be materially reduced as a result of any changes resulting from the Asset Sale or the wind down and/or liquidation of the Company’s businesses, and (2) subsection (v) thereof shall not apply;

-	your death or disability (within the meaning of the Company’s long-term disability plan);

-	nine (9) months following the closing of the Asset Sale pursuant to the Sale Agreement; or

-

such date that a court of competent jurisdiction assumes supervision of the Company’s voluntary winding up, or the Company becomes subject to a receivership or other involuntary proceeding for the winding up and dissolution of the Company;

and not be terminated for Cause;

(b)	If requested by a majority of the Board, you must resign from the Board upon your termination of employment;

(c)

Your cash severance benefits pursuant to Section 3(a) of the Severance Agreement (including, if applicable, the COBRA payment) will be provided following your actual Termination Date, as defined in the Severance Agreement, subject to your delivery of a release in accordance with the requirements of the Severance Agreement;

(d)

Your equity acceleration benefits pursuant to Section 3(b) of the Severance Agreement will be provided upon the closing of the Asset Sale pursuant to the Sale Agreement, which has been completed; provided you agree to sign and not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company which becomes effective and irrevocable within 60 days of the Effective Date; and

(e)

The total amount of your severance benefit under Section 3(a)(i) of the Severance Agreement will be equal to (1) 150% of your annual base salary as increased hereunder (and for this purpose your annual base salary shall not be deemed to include any bonus of any kind), plus (2) if your Termination Date as defined in the Severance Agreement is prior to the date of the Board’s determination that the wind down and/or liquidation of the Company’s businesses has been completed, the amount of the Wind Down Bonus that you would have earned under Section 3 above had your employment continued through such determination date.

For the avoidance of doubt, you will not be entitled to any severance benefit under the Severance Agreement (other than the equity acceleration benefit pursuant to Section 3(b) thereof) or otherwise if you do not satisfy the conditions in Sections 4(a) and (b) above, and if you do satisfy the conditions in Sections 4(a) and (b) above, you will not be entitled to any severance benefits other than as set forth herein.

5.	Miscellaneous.

Nothing contained herein alters the at-will nature of your employment, or interferes in any way with the right of either party to terminate such employment at any time.

This letter agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, including the Severance Agreement. This letter agreement may be amended or modified only by written agreement signed by each of the parties. In the event that one or more of the provisions, or portions thereof, of this letter agreement are determined to be invalid or unenforceable for any reason, the remainder of this letter agreement shall be unaffected and shall remain in full force and effect to the fullest extent permitted by law. This agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles.

Please acknowledge your agreement with the foregoing by signing and dating this letter agreement where indicated below.

Sigma Designs, Inc.

/s/ J. Michael Dodson
By: J. Michael Dodson Title: Lead Director Date: May 27, 2018

Agreed to and Acknowledged:

/s/ Elias Nader
By:	Elias Nader
Title:	Interim President & CEO; CFO
Date:	May 27, 2018